Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2019 RESULTS
Fourth quarter revenue up 20% to $1.4 billion
Comparable sales increase 20%
Diluted EPS of $2.28 for the fourth quarter
Full year revenue of $4.0 billion
Vancouver, British Columbia - March 26, 2020 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended February 2, 2020.
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the amounts recognized in connection with U.S. tax reform and taxes on the repatriation of foreign earnings during fiscal 2018.
For the fourth quarter ended February 2, 2020:

•	Net revenue was $1.4 billion, an increase of 20% compared to the fourth quarter of fiscal 2018.

•	Total comparable sales increased 20%.

–	Comparable store sales increased 9%.

–	Direct to consumer net revenue increased 41%.

•	Gross profit was $810.8 million, an increase of 21% compared to the fourth quarter of fiscal 2018.

•	Gross margin was 58.0%, an increase of 70 basis points compared to the fourth quarter of fiscal 2018.

•	Income from operations was $416.5 million, an increase of 26% compared to the fourth quarter of fiscal 2018.

•	Operating margin was 29.8%, an increase of 140 basis points compared to the fourth quarter of fiscal 2018.

•
Income tax expense was $120.6 million compared to $115.8 million in the fourth quarter of fiscal 2018 and the effective tax rate was 28.8% compared to 34.6% for the fourth quarter of fiscal 2018. The adjusted effective tax rate for the fourth quarter of fiscal 2018 was 26.9%.

•	Diluted earnings per share were $2.28 compared to $1.65 in the fourth quarter of fiscal 2018. Adjusted diluted earnings per share for the fourth quarter of fiscal 2018 were $1.85.

•	The Company repurchased 1.6 thousand shares of its own common stock at an average cost of $194.10 per share in the fourth quarter of fiscal 2019.
For the fiscal year ended February 2, 2020:

•	Net revenue was $4.0 billion, an increase of 21% compared to fiscal 2018. On a constant dollar basis, net revenue increased 22%.

•	Total comparable sales increased 17%, or increased 18% on a constant dollar basis.

–	Comparable store sales increased 9%, or increased 10% on a constant dollar basis.

–	Direct to consumer net revenue increased 35%.

•	Gross profit was $2.2 billion, an increase of 22% compared to fiscal 2018.

•	Gross margin was 55.9%, an increase of 70 basis points compared to fiscal 2018.

•	Income from operations was $889.1 million, an increase of 26% compared to fiscal 2018.

•	Operating margin was 22.3%, an increase of 80 basis points compared to fiscal 2018.

•
Income tax expense was $251.8 million compared to $231.4 million in fiscal 2018 and the effective tax rate was 28.1% compared to 32.4% for fiscal 2018. The adjusted effective tax rate for fiscal 2018 was 28.0%.

•	Diluted earnings per share were $4.93 compared to $3.61 in fiscal 2018. Adjusted diluted earnings per share in fiscal 2018 were $3.84.

•	The Company repurchased 1.1 million shares of its own common stock at an average cost of $164.26 per share in fiscal 2019.
The Company ended fiscal 2019 with $1.1 billion in cash and cash equivalents compared to $881.3 million at the end of fiscal 2018. Inventories at the end of fiscal 2019 increased by 28% to $518.5 million compared to $404.8 million at the end of fiscal 2018. The Company ended the year with 491 stores.
Calvin McDonald, Chief Executive Officer, commented: "2019 was a strong year for lululemon, as our teams executed against our Power of Three growth plan. We are now navigating an extraordinary environment, which is currently impacting our business. The strength of our brand and strong financial position will help us manage through the day-to-day, while continuing to effectively plan for and invest in our future." McDonald continued: "I want to thank our people around the globe for the results they delivered in 2019, and for their perseverance and commitment to our brand each and every day."
COVID-19 Coronavirus
The outbreak of the COVID-19 coronavirus has been declared a pandemic by the World Health Organization and continues to spread in the United States, Canada, and in many other countries globally. Subsequent to February 2, 2020, in line with recommendations by public health officials and in accordance with governmental authority orders, we have taken actions to close certain retail locations and to reduce operating hours. We continue to monitor the situation and work closely with local authorities to prioritize the safety of our people and guests.
In February 2020, we temporarily closed all of our retail locations in Mainland China. All but one of these locations have since reopened. In March 2020, we temporarily closed all of our retail locations in North America, Europe, Malaysia, New Zealand, and we temporarily closed our distribution center in Sumner, WA. These locations currently remain closed.
Fiscal 2020 Outlook
Due to the impact that COVID-19 is having across the globe, and the rapid and continuous developments, we are not providing guidance for fiscal 2020 at this time. We will provide additional updates as the situation warrants.
Shifted Calendar for Comparable Sales
Due to the 53rd week in fiscal 2018, comparable sales are calculated on a one week shifted basis in fiscal 2019. Changes in total comparable sales, comparable store sales, and direct to consumer net revenue are calculated on a one week shifted basis such that the 13 and 52 weeks ended February 2, 2020 are compared to the 13 and 52 weeks ended February 3, 2019 rather than January 27, 2019.
Conference Call Information
A conference call to discuss fiscal 2019 results is scheduled for today, March 26, 2020, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to understand the level of growth of our business.
Adjusted income tax expense, effective tax rates, and diluted earnings per share exclude the amounts recognized in connection with U.S. tax reform and taxes on repatriation of foreign earnings. We believe these adjusted financial measures are useful to investors in evaluating the trend in our operating performance as the adjustments do not directly relate to our ongoing business operations. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; the recent COVID-19 coronavirus outbreak and related government, private sector, and individual consumer responsive actions; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; suppliers or manufacturers not complying with our Vendor Code of Ethics or applicable laws; the operations of many of our suppliers are subject to international and other risks; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; changes in consumer shopping preferences and shifts in distribution channels; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; global economic and political conditions and global events such as health pandemics; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to source and sell our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the

United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Fiscal Year Ended
	February 2, 2020	February 3, 2019	February 2, 2020	February 3, 2019
Net revenue	$1,397,491	$1,167,458	$3,979,296	$3,288,319
Costs of goods sold	586,665	498,875	1,755,910	1,472,032
Gross profit	810,826	668,583	2,223,386	1,816,287
As a percent of net revenue	58.0%	57.3%	55.9%	55.2%
Selling, general and administrative expenses	394,339	337,163	1,334,276	1,110,451
As a percent of net revenue	28.2%	28.9%	33.5%	33.8%
Income from operations	416,487	331,420	889,110	705,836
As a percent of net revenue	29.8%	28.4%	22.3%	21.5%
Other income (expense), net	2,129	2,861	8,283	9,414
Income before income tax expense	418,616	334,281	897,393	715,250
Income tax expense	120,595	115,816	251,797	231,449
Net income	$298,021	$218,465	$645,596	$483,801

Basic earnings per share	$2.29	$1.66	$4.95	$3.63
Diluted earnings per share	$2.28	$1.65	$4.93	$3.61
Basic weighted-average shares outstanding	130,311	131,878	130,393	133,413
Diluted weighted-average shares outstanding	130,896	132,466	130,955	133,971

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	February 2, 2020	February 3, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,093,505	$881,320
Inventories	518,513	404,842
Prepaid and receivable income taxes	85,159	49,385
Other current assets	110,761	93,735
Total current assets	1,807,938	1,429,282
Property and equipment, net	671,693	567,237
Right-of-use lease assets	689,664	—
Goodwill and intangible assets, net	24,423	24,239
Deferred income taxes and other non-current assets	87,636	63,953
Total assets	$3,281,354	$2,084,711
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$79,997	$95,533
Accrued inventory liabilities	6,344	16,241
Accrued compensation and related expenses	133,688	109,181
Current lease liabilities	128,497	—
Current income taxes payable	26,436	67,412
Unredeemed gift card liability	120,413	99,412
Other current liabilities	125,043	112,698
Total current liabilities	620,418	500,477
Non-current lease liabilities	611,464	—
Non-current income taxes payable	48,226	42,099
Deferred income tax liability	43,432	14,249
Other non-current liabilities	5,596	81,911
Stockholders' equity	1,952,218	1,445,975
Total liabilities and stockholders' equity	$3,281,354	$2,084,711

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year Ended
	February 2, 2020	February 3, 2019
Cash flows from operating activities
Net income	$645,596	$483,801
Adjustments to reconcile net income to net cash provided by operating activities	23,720	258,978
Net cash provided by operating activities	669,316	742,779
Net cash used in investing activities	(278,408)	(242,794)
Net cash used in financing activities	(177,173)	(590,214)
Effect of exchange rate changes on cash	(1,550)	(18,952)
Increase (decrease) in cash and cash equivalents	212,185	(109,181)
Cash and cash equivalents, beginning of year	$881,320	$990,501
Cash and cash equivalents, end of year	$1,093,505	$881,320

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue show the net change for the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018. Due to the 53rd week in fiscal 2018, the below changes in total comparable sales, comparable store sales, and direct to consumer net revenue are calculated on a one week shifted basis such that the 13 weeks ended February 2, 2020 are compared to the 13 weeks ended February 3, 2019 rather than January 27, 2019.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Change	20%	20%	9%	41%
Adjustments due to foreign exchange rate changes	—	—	—	—
Change in constant dollars	20%	20%	9%	41%
The below changes in net revenue show the net change for fiscal 2019 compared to fiscal 2018. Due to the 53rd week in fiscal 2018, the below changes in total comparable sales, comparable store sales, and direct to consumer net revenue are calculated on a one week shifted basis such that the 52 weeks ended February 2, 2020 are compared to the 52 weeks ended February 3, 2019 rather than January 27, 2019.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Change	21%	17%	9%	35%
Adjustments due to foreign exchange rate changes	1	1	1	—
Change in constant dollars	22%	18%	10%	35%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded.

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the amounts recognized in connection with U.S. tax reform and taxes on repatriation of foreign earnings. Please refer to Note 15 to the audited consolidated financial statements included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 26, 2020 for further information on these adjustments.

	Quarter Ended February 3, 2019
	GAAP Amounts	Adjustments		Adjusted Amounts (Non-GAAP)
		Tax on Repatriation of Foreign Earnings	U.S. Tax Reform
	(In thousands, except per share amounts)
Income tax expense	$115,816	$(23,714)	$(2,301)	$89,801
Effective tax rate	34.6%	(7.0)%	(0.7)%	26.9%
Diluted earnings per share	$1.65	$0.18	$0.02	$1.85

	Fiscal Year Ended February 3, 2019
	GAAP Amounts	Adjustments		Adjusted Amounts (Non-GAAP)
		Tax on Repatriation of Foreign Earnings	U.S. Tax Reform
	(In thousands, except per share amounts)
Income tax expense	$231,449	$(23,714)	$(7,464)	$200,271
Effective tax rate	32.4%	(3.3)%	(1.1)%	28.0%
Diluted earnings per share	$3.61	$0.18	$0.05	$3.84

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	440	15	—	455
2nd Quarter	455	5	—	460
3rd Quarter	460	21	2	479
4th Quarter	479	16	4	491

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,426	40	—	1,466
2nd Quarter	1,466	56	—	1,522
3rd Quarter	1,522	87	5	1,604
4th Quarter	1,604	87	11	1,680
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.